Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A (Nos. 333-121046 and 333-38482), Form S-3 (Nos.333-67138, 333-62272) and Form S-8 (Nos. 333-50100, 333-41986, 333-83639, 333-58023, 333-58021, 333-28957, 333-28955, 333-05621, 33-94792, 33-94770, 33-79396, 33-79398) of BioSphere Medical, Inc. of our report dated January 27, 2006, except for Note Q, as to which the date is February 24, 2006, with respect to the consolidated financial statements of BioSphere Medical, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
March 14, 2006